SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                              FORM 8-K

                           CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported)  March 17, 1994
                                                    ______________



                              CPI CORP.
 __________________________________________________________________
       (exact name of registrant as specified in its charter)



      Delaware                  0-11227              43-1256674
 __________________________________________________________________
 (State or other jurisdiction  (Commission file     (IRS Employer
  of incorporation)             Number)         Identification No.)




  1706 Washington Avenue, St. Louis, Missouri         63103-1790
 __________________________________________________________________

  (Address of principal executive offices)            (Zip code)




 Registrants's telephone number, including area code (314) 231-1575
 __________________________________________________________________




 __________________________________________________________________
   (Former name or former address, if changes since last report.)


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ITEM 5.  OTHER EVENTS

On March 17, 1994, CPI Corp. issued the following Press Release:

   CPI REPORTS PRELIMINARY FOURTH QUARTER AND FY 1993 RESULTS

     * SIGNS NEW FIVE-YEAR SEARS CONTRACT
     * CONFIRMS $75 MILLION STUDIO EXPANSION PLAN
     * SEES 1994 EARNINGS IN $0.85 - $1.05 RANGE
     * WILL PURCHASE STOCK UNDER PREVIOUS AUTHORIZED PROGRAMS

St. LOUIS, MO., March 17, 1994 - CPI Corp. (NYSE-CPY), a leading operator of portrait photography studios, today reported preliminary fourth quarter and full year results for FY 1993, announced several developments that will affect FY 1994 and projected FY 1994 earnings of $0.85 to $1.05 per share. The company also reported the signing of a new five-year license agreement with Sears, Roebuck and Co. and Sears' endorsement of a $75 million studio enhancement program that includes the installation of advanced technology, studio enlargement and renovation and cooperative marketing programs. Furthermore, CPI announced its decision to resume stock purchases under previously authorized stock repurchase programs.

For the FY 1993 (ended February 5, 1994), net sales were approximately $476 million, 6% above the $449.4 million recorded in FY 1992. Net earnings from continuing operations were approximately $11.1 million as compared with $22.6 million in FY 1992. Estimated earnings from continuing operations per share were $0.76 compared with $1.54. Net earnings per share, including a credit of 14 cents per share related to an accounting change, were approximately $0.90 in 1993. Shares outstanding were virtually unchanged at 14,615,000.

For the fourth quarter, net sales were an estimated $147 million compared with $137.6 million, while net earnings from continuing operations were an estimated $8.2 million compared with $10.6 million, and earnings from continuing operations per share were approximately $0.56 compared with $0.72.

The company also released the attached letter to its shareholders in which it elaborated on these announcements.

CPI Corp. is a consumer services company operating over 1,800 retail locations, including 995 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 688 CPI/Fox Photo/Proex one-hour photofinishing locations, 103 Prints Plus wall decor locations, and 45 high-tech copy stores.




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March 17, 1994

TO:  CPI Shareholders

RE:  AN OVERVIEW OF 1994

As we enter 1994, we look back over three consecutive years of a pitched competitive battle in our portrait photography segment, coupled with a generally soft economy and capped off by a January fraught with natural disasters that shook up the West Coast, froze the Midwest and dumped tons of snow and ice on the East Coast. Of the three years, 1993 was the most trying, but in terms of progress for the future, was the most satisfying. We accomplished our basic objective of maintaining our market share over the three years, even though the cost in foregone profits was great. Second, and even more important, we reached a decision, based on comprehensive testing during 1993, to install new technology in all portrait studios as the first step in a program that will greatly alter, if not change completely, the mode in which we attract and serve portrait customers. During this transition, we expect to maintain our competitive posture and achieve reasonable profit performance.

We believe the studio enhancement program upon which we have embarked is well-conceived and based on sound market and technical research. Not only the concept, but also the implementation has been the subject of comprehensive planning with Sears, which endorses our efforts in a number of ways:

     1. They have entered into a new five-year agreement with us that further solidifies our mutual interest in the portrait studio business.

     2. They have endorsed our program of studio renovation and space expansion to better serve our mutual customers.

     3. They will cooperate in marketing programs to introduce new products and services and to provide consistent messages and value offerings at Sears.

Our decision to commit approximately $75 million to this program was carefully considered at every level, including a rigorous examination by the company's board of directors and appropriate, objective, independent consultation. We anticipate strong returns on our investment.

With that background, it's time to look at 1994. Bluntly, while we believe 1994 will be a better earnings year than 1993, it will not achieve a satisfactory level. However, we owe our loyal shareholders a better explanation than that. We fully recognize the patience and confidence we have asked of you over the last three years. We understand the discomfort that arises from
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uncertainty, and in consideration of your patience we will, for
1994 only, outline our planning in some detail. We will not provide statistics, specific marketing plans or other information which might weaken our competitive posture, but we will give you our best estimate of results for the coming year with the caution that earnings estimates are highly uncertain in this transition phase. If we find, as the year unfolds, that our outlook has changed in any major way, we will inform you as promptly as possible.

Let's first deal with the least complex issues:

     PHOTOFINISHING - Though we still envision a highly competitive environment, we expect some help from the cost-reduction efforts of 1993. Proex continues to perform well and there will be some reduction in the amortization of acquisition expenses. We anticipate an improvement in segment operating earnings and a continuation of very strong cash flows.


     OTHER PRODUCTS AND SERVICES - Prints Plus will be included in the operating results for the full year. Though we expect earnings growth, the results will be muted by seasonal losses expected in the early, non-comparable months. We expect some improvement in Copy Services, but the net result will be continued losses in 1994. So for the segment, management expects earnings to decrease in the first half, but to increase for the year as a whole.

     CORPORATE EXPENSE should be relatively consistent except for the inevitable increase in health care in the 6% range and an increase in net interest expense of approximately $1.5 million resulting from 1993's mid-year note placement.


PORTRAIT STUDIOS - The major uncertainty in 1994's earnings outlook relates to the massive changes-in-progress in our core portrait photography segment. On the one hand, we have the benefit of our new long-term contractual relationship with Sears and Sears' endorsement of the changes we are making. The costs of installation, training, and initial depreciation of the new equipment will, however, all affect the first half disproportionately. Though we expect positive results to follow the installation, most of those advantages will occur in the second half of the year and relate primarily to the marketing of the benefits emanating from the technology.

Given the considerations addressed above, we expect a significant reduction in portrait studio earnings for the first two quarters and a turnaround in the second half, leading to an increase for the year which is totally dependent on the second half earnings increase. Should these plans materialize as expected, we
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anticipate achieving continuing earnings improvement for future years. It's important to recognize that the substantial capital investment will increase the proportion of fixed costs for at least the next five years, thereby tightening profit margins during the seasonally slower first half of each year. But it is also important to realize that the cash flow emanating from future earnings will be much greater than in the past due to the increased depreciation charges.

Based on the foregoing discussion, our current 1994 estimate is earnings per share in the $0.85 to $1.05 range. Achieving the midpoint projection would produce approximately $14 million of net income, which, when combined with known depreciation and amortization, yields $54 million in gross cash flow after taxes. We expect capital expenditures to approximate $60 million, primarily a result of the major investment in the studios, and as we know of no extraordinary working capital changes, 1994 fiscal year end cash would be projected at approximately $50 million prior to any share repurchase. Shareholders must remain aware that these projected earnings are subject to the uncertainties of estimating in a year of rapid change and cannot be gauged until the company experiences its peak sales period in November and December.

With these thoughts in mind, we should focus our attention on cash management. Our company is very strong and we are confident of the wisdom and effectiveness of the path we have chosen. Management has demonstrated their confidence for the second consecutive year by significant participation in the salary reduction stock option plan. Our responsibility is to manage CPI's resources in such a way as to reward loyal shareholders and managers through stock performance. We believe the current valuation of the stock by the market presents an attractive opportunity for the company to increase shareholder value through share repurchases. We therefore have decided to mount a consistent and continuing repurchase program as long as loan covenants and cash resources permit and the stock price justifies purchase. We believe this is an effective way to contribute to long-term shareholder returns.

We hope you will find this information helpful and constructive.
Thanks for your time and your support.


                              Sincerely,



                              Alyn V. Essman
                              Chairman, Chief Executive Officer

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SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)





                             /s/  Barry Arthur
                                  Executive Vice President -
                                    Finance
                                  Principal Financial Officer



Dated:  March 24, 1994

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